Exhibit 99.1

April 12, 2006	Contact Information: (204) 987-7104
For immediate release	Standard Aero Holdings, Inc Investor_relations@standardaero.com
Standard Aero Holdings Announces Restatement of Prior Periods
WINNIPEG, CANADA. — April 12, 2006
     Standard Aero Holdings, Inc. (the “Company”) announced today that the Audit Committee of its Board of Directors has determined to restate the Company’s financial statements as of December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and for the period from August 25, 2004 through December 31, 2004 (the “2004 Post-Acquisition Period”), the third quarter of 2004 (covering the period from August 25, 2004 through September 30, 2004) and the first three quarters of 2005, to correct the accounting for a loss contract at the time of the Company’s acquisition of the MRO business of Dunlop Standard Aerospace Group Limited in August 2004, subsequent losses under the contract and an error that occurred during the fourth quarter of 2004 resulting in a miscalculation and overstatement of reported accounts receivable. The restatement will not impact the Company’s cash balances.
     In light of these errors, the Company’s previously filed financial statements and other financial information for those periods should no longer be relied upon.
     As set forth in the following table, the effect of the restatement will be to decrease its cost of revenues for each of the applicable periods and increase its reported income from operations, income before income taxes and net income.

	2004 Post-
	Acquisition Period		Third Quarter 2004		First Quarter 2005		Second Quarter 2005		Third Quarter 2005
	(in thousands)

	As		As		As		As		As
	originally	As	originally	As	originally	As	originally	As	originally	As
	reported	restated	reported	restated	reported	restated	reported	restated	reported	restated
Revenues	284,116	284,116	75,478	75,478	187,414	187,414	171,781	171,781	198,267	198,267

Operating Expenses:
Cost of Revenues	251,099	249,710	64,645	63,870	154,305	153,903	145,264	144,591	165,735	163,668
Selling, general and administrative	20,964	20,974	8,092	8,092	12,544	12,538	12,851	12,838	12,032	12,086
Amortization of intangible assets	3,262	3,262	830	830	2,446	2,446	2,446	2,446	2,346	2,346
Restructuring costs									3,215	3,215

Total operating expenses	275,325	273,946	73,567	72,792	169,295	168,887	160,561	159,875	183,328	181,315

Income from operations	8,791	10,170	1,911	2,686	18,119	18,527	11,220	11,906	14,939	16,952
Interest expense	13,706	14,005	3,700	3,784	8,928	9,101	8,547	8,721	8,938	9,072

Income (loss) before income taxes	(4,915)	(3,835)	(1,789)	(1,098)	9,191	9,426	2,673	3,185	6,001	7,880
Income tax expense (benefit)	(233)	66	229	478	2,713	2,868	(126)	39	3,059	3,685

Net Income (loss)	(4,682)	(3,901)	(2,018)	(1,576)	6,478	6,558	2,799	3,146	2,942	4,195

     The financial information provided above is preliminary and unaudited and remains subject to further review and audit, which could result in material changes.

     The restatement will be reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which the Company expects will be filed with the SEC on or prior to April 17, 2006, and in amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, which the Company expects to file with the SEC promptly thereafter. The impact of these errors attributable to the quarter ended March 31, 2005 will be restated as part of the 10-Q filing for the quarter ended March 31, 2006, as the Company was not previously required to file a 10-Q for the first quarter of 2005.
     As a result of these errors, the Company was unable to timely deliver its financial statements for the year ended December 31, 2005 and related documentation as required by the senior credit facilities, which resulted in its default under the credit facilities. The lenders under the credit facilities provided a waiver of that default through April 17, 2006. That waiver brought the Company back into compliance with the senior credit agreement and permits the Company to make additional borrowings under the revolving portion of the senior credit facilities. To the extent that the Company is unable to finalize and deliver its financial statements for the year ended December 31, 2005 on or prior to April 17, 2006, the waiver will expire and the Company will again be in default and unable to make additional borrowings under the revolving portion of the senior credit facilities. There can be no assurance that the lenders would waive any future default.
     In connection with its evaluation of the restatement described above, the Company has concluded that the errors were a result of material weaknesses in the Company’s internal control over financial reporting.
Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the restatement described above. Actual events or results may differ materially from the Company’s expectations. There can be no assurance that the review or subsequent processes or filings (including the filing of the Company’s Annual Report on Form 10-K) will be timely completed, that any modifications or changes can be timely or effectively implemented, that other errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements or that additional adjustments will not be required. In addition, our financial results and the trading price of our securities may suffer as a result of the restatement and any subsequent determinations from the audit and review process or any actions taken by governmental or other regulatory bodies as a result of this process. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s public periodic filings with the Securities and Exchange Commission, available via the SEC’s web site at http://www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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